Exhibit 10.20

LETTER OF INTENT

The purpose of this Letter of Intent is to set forth the principal terms and conditions of certain transactions (the “Transactions”) involving:

1. Shareholder Transactions.  The transfer by Helaine Levy, Dana Pitt, Tracy Pitt and Lindsay Pitt (together, the “Shareholders”) of all of the issued and outstanding capital stock (“OTC Stock”) of Old Tucson Company, an Arizona corporation (“OTC”) to Public Media Works, Inc., a Delaware corporation (“PMW”) and the elimination by the Shareholders of all unsecured indebtedness of OTC to them (the “Shareholder Debt”) and

2. Debt Restructuring. The restructuring by Cornerstone Capital Management and Southwest Holdings, Ltd. (the “Secured Creditors”) of certain secured indebtedness of OTC held by them (“Secured Debt”).

This Letter of Intent is intended to enable the parties to proceed with due diligence activities and the preparation of definitive documentation relating to the Transactions (“Definitive Documentation”).

The signatures of the undersigned parties shall constitute their good faith expression of intent to proceed with the completion of the Transactions in accordance with the terms hereof.  However this Letter of Intent is not intended to be and does not constitute the legally binding obligation of the parties.

Shareholder Transactions

At Closing, the Shareholders will transfer to PMW all of OTC Stock.  Immediately prior to but contingent upon closing, the Shareholders will contribute the Shareholder Debt to the capital of OTC.  As a result, OTC will have no further liability to the Shareholders for the Shareholder Debt.

In consideration of the foregoing, PMW will issue to the Shareholders a total of 750,000 fully paid and non-assessable shares of PMW Common Stock (“PMW Shares”).  The PMW Shares will be issued to the Shareholders in proportion to their ownership of OTC Shares.

The holders of the PMW Shares shall have piggy-back rights with respect to any registrations filed by PMW subsequent to the date of issuance.

Debt Restructuring

As of October 31, 2003, the Secured Debt consisted of approximately $4,791,772 in principal and approximately $420,906 of accrued interest.  At Closing, the Secured Creditors shall cause the Secured Debt to be restructured as follows:

1. Accrued interest as of Closing shall be added to the principal amount.

2. The interest rate shall become 2% over Bank One prime not to exceed 8% per annum or be less than 4%.

3.  Interest on the Secured Debt from the date of Closing shall be accrued through December 31, 2004.  Commencing February 1, 2005 and on the first day of each month thereafter, interest shall be payable monthly.  Payments of principal on the Secured Debt (“Principal Payments”) shall be made in the amount of $200,000 on February 5, 2006 and $50,000 on the fifth day of each third month thereafter until February 5, 2009.  Commencing May 5, 2009 and on the 5th day of each third month thereafter, Principal Payments in the amount of $100,000 will be made.  The entire principal balance of and all accrued interest on the Secured Debt shall be payable on February 14, 2014.

4. PMW shall pledge the OTC Stock as additional security for the Secured Debt.

5.  PMW will make additional covenants concerning the operations and assets of OTC to be negotiated prior to Closing.  Such covenants will involve such matters as the sale or encumbrance of the assets of OTC, physical changes to Old Tucson, the achievement of the Milestones (as defined below), etc.

Prepayment.  The Secured Debt may be prepaid at any time by PMW without penalty on not less than 60 days written notice during which time, the Secured Creditors may elect to exercise their Conversion Rights (as defined below).

Conversion Rights.  At the option of the Secured Creditors, the Secured Debt may be converted into PMW Common Stock at a conversion price (“Conversion Price”) equal to 80% of the average of the bid price for the initial 30 days of trading of PMW Common Stock on NASDAQ, NASDAQ-Small Cap, the NASD Bulletin Board or American Stock Exchange, or other national exchange registered with the SEC, as the case may be.  In the event PMW should at any time or from time to time after the Closing Date effect a split or subdivision of the outstanding shares of PMW Common Stock or issue a dividend or make any other distribution payable in additional shares of PMW Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of PMW Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of PMW Common Stock or the Common Stock Equivalents (including the additional shares of PMW Common Stock issuable upon conversion or exercise thereof), then the Conversion Price shall be appropriately decreased so that the number of shares of PMW Common Stock issuable upon conversion of the Secured Debt shall be increased in proportion to such increase of outstanding shares and, upon Conversion, Secured Creditors shall have the right to receive any Common Stock Equivalents with respect to the PMW Common Stock issued upon such conversion on the same basis as if they had converted the Secured Debt prior to such event.

Piggy-Back Rights.  The Secured Creditors shall have piggy-back rights for the shares of Common Stock issuable on exercise of the Conversion Right with respect to any registration statements filed by PMW.

Advances After 10/15/03. All advances made by the Secured Creditors to OTC after October 15, 2003 will not bear interest and shall be paid in full by PMW at Closing.

Due Diligence - PMW

PMW shall be entitled to perform a full due diligence review of the business, operations, finances, properties and assets, contracts and all other aspects of OTC (“OTC Due Diligence Materials”) for period of thirty (30) days from the date of this Letter of Intent (“Due Diligence Period”).

OTC agrees to make available to PMW for review and analysis the OTC Due Diligence Materials and provide reasonable access to the Company’s facilities and equipment.

Due Diligence – OTC/Secured Creditors

OTC and the Secured Creditors shall be entitled to perform a full due diligence review of the business, operations, finances, properties and assets, contracts and all other aspects of PMW (“PMW Due Diligence Materials”) during the Due Diligence Period.

PMW agrees to make available to OTC and the Secured Creditors for review and analysis the PMW Due Diligence Materials.

Within ten (10) days from the date of this Letter of Intent, PMW shall furnish to the Shareholders and the Secured Creditors its plan for improving the facilities and operations of Old Tucson in order to make it a performing asset (the “Business Plan”).  The Business Plan shall set forth a capital budget for making physical improvements to Old Tucson and an operations plan.  The Business Plan shall include measurable and identifiable performance milestones (the “Milestones”) and a twelve month operating budget.

The PMW Due Diligence Materials shall include all reports and other documents filed with the Securities and Exchange Commission including, without limitation, PMI’s Forms10Q-SB, 10K-SB, and 8-K, Form SB-2 registration statement and PMW’s current private placement memorandum.

Definitive Documents

Within ten (10) days following the conclusion of the Due Diligence Period, Definitive Documentation will be completed.  The parties shall be responsible for their own costs and attorneys fees in connection with the Transactions.

The Definitive Documentation will include an agreement by which the Shareholders (as to the PMW Shares) and the Secured Creditors (as to shares issuable upon conversion of the Secured Debt) become parties to the PMW Shareholder Rights Agreement.

The Definitive Documentation shall contain representations, warranties and covenants and indemnifications by PMW typical to a transaction of this nature.

Closing Conditions	Closing of the Transactions shall be subject to the following conditions:

1.  PMW can demonstrate to the Shareholders’ and Secured Creditors’ satisfaction that OTC’s trade creditors will be paid immediately following Closing or that arrangements satisfactory to such creditors have been made.  OTC’s creditors for this purpose shall include JNJ.

2. PMW shall be satisfied with the results of its due diligence.

3. The Shareholders and Secured Creditors shall be satisfied with the Business Plan and PMW’s plans for returning OTC to profitability.

4. PMW’s payment of the Recent Advances.

Confidentiality

The terms and conditions of this Letter of Intent and the Transactions will be held by OTC and PMW in strict confidence and will not be disclosed to anyone, other than legal counsel, agents and representatives who need to know such information in connection with the Transactions or otherwise as advisable, after approval by the parties.  PMW may disclose the existence of this Letter of Intent in its Private Placement Memorandum but may not represent or imply that either OTC, the Shareholders or the Secured Creditors (or any of their respective directors, officers, shareholders, partners or members) are affiliated with PMW or involved in the offering of securities by PMW.  OTC may disclose the existence of the Letter of Intent to its employees and creditors.

Neither OTC nor PMW shall issue any press release or other public announcement concerning the subject matter of this Letter of Intent without the express written consent of the other.

Timetable: Definitive Documentation/Closing Date

Unless Definitive Documentation has been prepared and Closing scheduled to take place on or before January 15, 2004 (the “Closing Date”), this Letter of Intent shall expire and be of no further binding effect upon the parties.

General Conditions

The terms of this Letter of Intent are meant solely to set forth the agreements in principle of the parties and to allow them to move forward with the Due Diligence Period, the preparation of Definitive Documentation and the determination of the feasibility of the tax and other aspects of the Transaction.  Except for the provision relating to the payment of costs and expenses above, nothing contained herein, whether agreed or implied, shall impose any obligation of any kind upon any of the parties hereto.  In addition to the other conditions and agreements set forth above, Closing will be subject to: (i) PMW’s, the

Shareholders’ and the Secured Parties’ satisfaction with the results of their due diligence reviews (ii) the satisfaction by respective counsel of the parties with the structure of the Transaction (iii) the parties respective satisfaction and approval with the Definitive Documentation and (iv) the obtaining of any and all required third party or governmental consents.

DATED: December , 2003

Public Media Works, Inc.

/s/ THOMAS A. SZABO
By: THOMAS A. SZABO
Its:

Shareholders:

/s/ Helaine Levy
Helaine Levy

/s/ Dana Pitt
Dana Pitt

/s/ Lindsay Pitt
Lindsay Pitt

/s/ Tracy Pitt
Tracy Pitt

Cornerstone Capital Management Ltd., a corporation

/s/ DONALD PITT
By: DONALD PITT
Its: PRESIDENT

Southwest Holdings, Ltd, a corporation

/s/ DAVID GOLDSTEIN
By: DAVID GOLDSTEIN
Its: VP

Old Tucson Company, a corporation

/s/ HELAINE LEVY
By: HELAINE LEVY
Its: PRESIDENT